Exhibit 3.5

ORCHID ISLAND CAPITAL, INC.

ARTICLES OF AMENDMENT

ORCHID ISLAND CAPITAL, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter as currently in effect (the “Charter”) pursuant to Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) to replace Section 6.1 of the Charter with the following:

“Section 6.1 Authorized Shares. The Corporation has authority to issue 420,000,000 shares of stock, consisting of 400,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $4,200,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND: The amendment to the Charter as set forth in these Articles of Amendment has been duly approved by a majority of the entire Board of Directors of the Corporation without action by the stockholders of the Corporation, as permitted by Section 2-105(a)(13) of the MGCL and Article VI, Section 6.1 of the Charter.

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 220,000,000, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 20,000,000 shares of Preferred Stock, $0.01 value per share. The aggregate par value of all authorized shares of stock having par value was $2,200,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 420,000,000, consisting of 400,000,000 shares of Common Stock, $0.01 par value per share, and 20,000,000 shares of Preferred Stock, $0.01 value per share. The aggregate par value of all authorized shares of stock having par value is $4,200,000.

FIFTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the President and Chief Executive Officer of the Corporation and attested to by the Secretary of the Corporation on this 23rd day of October, 2025.

ATTEST:	ORCHID ISLAND CAPITAL, INC.

/s/ George H. Haas, IV	By:	/s/ Robert E. Cauley
George H. Haas, IV		Robert E. Cauley
Secretary		President and Chief Executive Officer